EXHIBIT 23.1

CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS

We consent to the incorporation by reference in the Registration Statements (Form S-8 No. 333-64455, Form S-8 No. 333-37627 and Form S-8 No. 333-36813) pertaining to the 1997 Stock Incentive Plan, in the Registration Statement (Form S-8 No. 333-37627) pertaining to the 1997 Non-Qualified Employee Stock Purchase Plan and in the Registration Statement (Form S-8 No. 333-36974) pertaining to the AHL Services Group 401(K) Plan our report dated April 8, 2003, with respect to the consolidated financial statements and schedule of AHL Services, Inc. included in the Annual Report on Form 10-K for the year ended December 31, 2002.

/s/ ERNST & YOUNG LLP

McLean, VA

April 11, 2003